Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 4, 2024, is by and between CONNECTONE BANCORP, INC., a New Jersey corporation (“Parent”), and THE FIRST OF LONG ISLAND CORPORATION, a New York corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Parties” or individually referred to herein as a “Party.” Defined terms are described in Section 9.10 of this Agreement.

RECITALS

A. Parent desires to acquire the Company and both Parent’s Board of Directors and the Company’s Board of Directors have determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of their respective companies and their respective shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging FIRST NATIONAL BANK OF LONG ISLAND, a national banking association and a wholly-owned subsidiary of Company (“Company’s Bank’”), with and into CONNECTONE BANK, a New Jersey-chartered commercial bank and a wholly-owned subsidiary of the Parent (the “Parent’s Bank’”), with Parent Bank as the surviving entity as provided in Section 1.12 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Board of Directors of the Company has duly adopted and approved this Agreement and has directed that this Agreement be submitted to the shareholders of the Company for their approval. The Board of Directors of Parent has duly adopted and approved this Agreement and has directed that this Agreement and various matters relating thereto be submitted to the shareholders of Parent for their approval.

B. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.  THE MERGER

Section 1.01    The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “NJBCA”) and the New York Business Corporation Law (the “NYBCL”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

Section 1.02    Closing, Closing Date, Determination Date and Effective Time.  Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m. on a date determined by mutual written agreement of Parent and the Company, which date (the “Closing Date”) shall be not more than five (5) Business Days following the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in ARTICLE VII of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of New York (the “New York Secretary”) and the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services (the “New Jersey DORES”), respectively, on the Closing Date (the “Certificates of Merger”)., each in the form and substance of the certificates of merger annexed hereto as Exhibit 1.02 (the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

Section 1.03    Effect of the Merger.  At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent or the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

Section 1.04    Conversion of Company Common Stock.

(a)    At the Effective Time, subject to the other provisions of this Section 1.04 and Section 2.02(e) of this Agreement, each share of the Company’s common stock, $0.10 par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive 0.5175 shares of common stock, no par value, of Parent (“Parent Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of the Per Share Stock Consideration to one, the “Exchange Ratio”).

(b)    At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c)    On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”, it being understood that any reference herein to “Certificates” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Stock Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this ARTICLE I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this ARTICLE I is referred to herein as the “Aggregate Merger Consideration.”

(d)    Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio to give Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.05    Exchange Agent.  At or prior to the Effective Time, an exchange agent shall be designated by Parent in good faith and reasonably acceptable to the Company (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

Section 1.06    Restricted Stock Units.

(a)    As of the date hereof, there are no Company restricted shares (“Company Restricted Shares”) or options to purchase Company Common Stock (“Company Stock Options”) outstanding under the Company Stock Compensation Plans.

(b)    All outstanding units that constitute restricted stock units under the Company Stock Compensation Plans as of the date hereof (“Company RSUs”) are described in Section 3.02(a) of the Company Disclosure Schedule. Such description sets forth the maximum number of shares of Company Common Stock issuable pursuant to each such Company RSU, and whether such Company RSU is subject to time-based or performance-based vesting. The Company RSUs are presently governed by the Company Stock Compensation Plans and the agreements pursuant to which such Company RSUs were granted (each, a “Company RSU Grant Agreement”). Immediately prior to the Effective Time: (i) any time-based vesting restrictions on each Company RSU outstanding immediately prior thereto shall automatically lapse, and (ii) any performance-based vesting restrictions on each Company RSU outstanding immediately prior thereto shall vest at the target level of achievement, all in accordance with the terms of the Company Stock Compensation Plan and the Company RSU Grant Agreement under which they were granted, and each Company RSU, whether subject to time-based or performance-based vesting, shall be treated as an issued and outstanding share of Company Common Stock for the purposes of this Agreement, and be exchanged for the Per Share Stock Consideration .

Section 1.07    Parent Common Stock.

Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.04 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

Section 1.08    Directors of the Surviving Corporation.

(a)    Subject to Section 1.08(b), the directors of Parent immediately prior to the Effective Time shall be the directors of Parent, as the Surviving Corporation, after the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of Parent, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b)    Effective as of the Effective Time, (i) Christopher Becker shall be appointed to the Board of Directors of Parent and (ii) two (2) additional members of the Company’s Board of Directors as of the date hereof shall be appointed to the Board of Directors of Parent, with such two additional individuals to be designated prior to the Effective Time by Parent. Christopher Becker and the two additional individuals to be appointed to the Board of Directors of Parent are referred to as the “Appointed Directors.” Christopher Becker shall serve as non-executive Vice Chairman of the Board of Directors of Parent pursuant to terms set forth in Company Disclosure Schedule 1.08(b). If any proposed Appointed Director does not become a director of Parent because of death, disability or otherwise, Parent agrees, in consultation with the Company, to cause a different member of the Company’s Board of Directors as of the date hereof to be elected or appointed to the Board of Directors of Parent, as the new director, who shall then be an Appointed Director. Nothing in this Section 1.08(b) shall require the election or appointment of any individual whose election or appointment is prohibited or advised against in writing by any Governmental Entity.

Section 1.09    Officers of the Surviving Corporation.  Immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Parent, and /or such other persons as shall be determined by Parent, to hold office until their respective successors are duly elected or appointed and qualified.

Section 1.10    Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a "plan of reorganization" within the meanings of Sections 354, 361 and 368 of the Code.

Section 1.11    Withholding Rights.  Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

Section 1.12    The Bank Merger.  Immediately following the Effective Time, Company’s Bank shall be merged with and into the Parent’s Bank (the “Bank Merger”) in accordance with any applicable provisions of the Bank Merger Act, as amended (12 U.S.C. 1828(c)), and the New Jersey Banking Act of 1948, as amended, and any applicable regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Parent’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of Company’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Parent’s Bank and Company’s Bank and all of the property, rights, privileges, powers and franchises of each of the Parent’s Bank and Company’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Parent’s Bank and Company’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation, by-laws and other governing documents of the Parent’s Bank shall become the certificate of incorporation, by-laws and other governing documents of the Surviving Bank, the directors of the Surviving Corporation shall be the directors of the Surviving Bank, except that, prior to the Effective Time, Parent and Parent’s Bank shall take all such steps as are required to appoint the Appointed Directors to the Board of Directors of the Parent’s Bank as of the consummation of the Bank Merger (and Christopher Becker shall be appointed non-executive Vice Chairman of the Board of Directors of Parent Bank), each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified, the executive officers of the Parent’s Bank shall be the executive officers of the Surviving Bank, and the employees of Parent’s Bank and the employees of the Company’s Bank shall be the employees of the Surviving Bank with such modifications as the Board of Directors of the Surviving Bank shall determine. The Company and Parent shall cause the Company’s Bank and Parent’s Bank to execute and deliver a separate merger agreement as agreed to by the Company and Parent (the “Bank Merger Agreement”), for delivery to all applicable bank regulatory agencies, for approval of the Bank Merger.

Section 1.13    No Dissenters’ Rights.  Consistent with the provisions of the NJBCA and NYBCL, no shareholder of the Company or Parent shall have appraisal rights with respect to the Merger.

Section 1.14    Headquarters of Surviving Corporation.  From and after the Effective Time and until the Board of Directors of the Surviving Corporation shall determine otherwise, the location of the headquarters and principal executive offices of the Surviving Corporation shall be 301 Sylvan Avenue, Englewood Cliffs, New Jersey.

ARTICLE II. EXCHANGE OF SHARES

Section 2.01    Parent to Make Shares and Cash Available.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II, certificates or, at Parent’s option, evidence of shares in book-entry form (“New Certificates”), representing shares of Parent Common Stock and cash (to be paid in lieu of the issuance of fractional shares) in an amount sufficient to cover the Aggregate Merger Consideration (such cash and New Certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.04 of this Agreement and paid pursuant to Section 2.02(a) of this Agreement in exchange for outstanding shares of Company Common Stock.

Section 2.02    Exchange of Shares.

(a)    As soon as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fraction shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). The Company and Parent shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 1.04, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b)    No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c)    If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for New Certificates representing shares of Parent Common Stock, cash in lieu of fractional shares and dividends or distributions as determined in accordance with ARTICLE I of this Agreement and this ARTICLE II.

(e)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules relating to the Company and its Subsidiaries required by this ARTICLE III or otherwise under the provisions of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of ARTICLE III or the other provisions of this Agreement to which such schedule is related, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced and (2) other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, , the Company hereby represents and warrants to Parent as follows:

Section 3.01    Corporate Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been made available to Parent; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b)    The Company’s Bank is a national banking association organized under the laws of the United States. The deposit accounts of the Company’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been made available to Parent; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(c)    The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2021 (or since the date of formation with respect to any such entity formed on or after December 31, 2021) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent.

(d)    Except as set forth in Section 3.01(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.01(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.01(d) of the Company Disclosure Schedule.

Section 3.02     Capitalization.

(a)    The authorized capital stock of the Company consists solely of 80,000,000 shares of Company Common Stock. As of the date hereof, there were 22,531,697 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance other than (i) 102,395 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Time-Based RSUs and Company Performance-Based RSUs (together, “Company RSUs”), and (ii) 98,943 shares of Company Common Stock reserved for future grants under the Company Stock Compensation Plans. As of the date hereof there are no Company Stock Options outstanding. All statements made in Section 1.06 regarding the Company Stock Options, the Company Restricted Shares, the Company RSUs and the Company Stock Compensation Plans are accurate and complete. Section 3.02(a) of the Company Disclosure Schedule sets forth with respect to each grant of Company RSUs: the name of the holder, the maximum number of shares of Company Common Stock covered thereby, the date of grant, the performance triggers (including the maximum number of shares covered by each such trigger) and the vesting schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.02(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company.

(b)    Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each Subsidiary, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of the Company calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. At the Effective Time, and except Company RSU’s outstanding under the Company Stock Compensation Plans as of the date hereof, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries.

(c)    The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. With respect to each grant of Company RSUs, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary corporate action, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. Except as described in Section 3.02(c) of the Company Disclosure Schedule with respect to Company RSUs, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to the Company or any of its Subsidiaries.

(d)    No bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.

Section 3.03    Authority; No Violation.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 3.04 of this Agreement and (ii) the Company’s obtaining the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby, and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ , to consummate the transactions contemplated by Section 1.12 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement and the Merger and certain related matters (the “Company Shareholder Matters”) be submitted to the Company's shareholders for approval at the Company Shareholders’ Meeting and (4) resolved to recommend that the Company’s shareholders approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Consummation of the transactions contemplated by Section 1.12 of this Agreement has been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the approval of the Company Shareholder Matters by the requisite vote of the Company's shareholders and execution of the Bank Merger Agreement in accordance with Section 1.12 of this Agreement, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b)    Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by Section 1.12 of this Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of Section 1.12 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.04 of this Agreement are duly obtained, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

Section 3.04    Consents and Approvals.

(a)    Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the OCC, and approval of such applications and notices, (d) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of the Company's shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing with the SEC and the declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a joint proxy statement and prospectus, (f) the approval of the Company Shareholder Matters by the requisite vote of the shareholders of the Company, (g) the filing of the Certificates of Merger with the Secretary of State of the State of New York pursuant to the NYBCL and the Department of the Treasury of the State of New Jersey pursuant to the NJBCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, and (j) such other filings, authorizations or approvals as may be set forth in Section 3.04 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

Section 3.05    Reports.

(a)    The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (i) the FRB, (ii) the OCC, (iii) the FDIC and (iv) any other bank regulator that regulates the Company or any of its Subsidiaries (collectively with the FRB, the OCC and the FDIC, the “Company Regulatory Agencies”), and have paid all applicable fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.05 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding (formal or informal) or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2021, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. Subject to Section 9.01(j), there is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b)    The Company has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2021 (the “Company Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied, and each Company Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and, to the Knowledge of the Company, no enforcement action has been initiated by the SEC against the Company or its officers or directors relating to disclosures contained in any Company Report.

(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of the Company’s auditors and the audit committee of the Company’s Board of Directors.

(d)    Except as set forth in Section 3.05(d) of the Company Disclosure Schedule, since January 1, 2021, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

Section 3.06    Financial Statements.

(a)    The Company has previously made available to Parent copies of (a) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2023 and 2022, in each case accompanied by the audit report of Crowe LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2024 and the related unaudited consolidated statements of income and cash flows for the six months ended June 30, 2024 and 2023 and (d) the notes related thereto (collectively, the “Company Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated balance sheets of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in stockholders’ equity and cash flows of the Company (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 to be filed with the SEC pursuant to this Agreement will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b)    Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of June 30, 2024, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since June 30, 2024, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c)    Since June 30, 2024, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.

(d)    The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) “independent” with respect to the Company within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. The Accounting Firm has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accounts of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.07    Broker.  Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Piper Sandler & Co. in accordance with the terms of a letter agreement between such firm and the Company, a true and complete copy of which has been made available to Parent. Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.07 of the Company Disclosure Schedule) and the fees payable to the Company Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries.

Section 3.08    Absence of Certain Changes or Events.

(a)    Except as set forth in Section 3.08(a) of the Company Disclosure Schedule or as contemplated by this Agreement, since June 30, 2024, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

(b)    Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, since June 30, 2024, neither the Company nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iii) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (iv) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.

(c)    Except as set forth in Section 3.08(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, between June 30, 2024 and the date hereof the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d)    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.08(d) of the Company Disclosure Schedule, since June 30, 2024, there has not been:

(e)    any change or development or combination of changes or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, or materially adversely affect the consummation of the Merger and other transactions contemplated by this Agreement

(f)    any grant, award or issuance of Company Stock Options, Company Restricted Shares or Company RSUs (in any event, identifying in Section 3.08(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since June 30, 2024) or amendment or modification to the terms of any Company Stock Options, Company Restricted Shares or Company RSUs,

(g)    any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock,

(h)    any split, combination or reclassification of any of the Company's capital stock,

(i)    any issuance or the authorization of any issuance of any shares of the Company's capital stock, except for issuances of Company Common Stock upon either the exercise of Company Stock Options awarded prior to the date hereof in accordance with their original terms, or the triggering of performance targets under Company RSUs awarded prior to the date hereof in accordance with their original terms,

(j)    except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(k)    any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(l)    any material change in the investment policies or practices of the Company or any of its Subsidiaries, or

(m)    any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.09    Legal Proceedings.

(a)    Except as disclosed in any Company Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 3.09(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement and the Company is not aware of any facts that reasonably could be expected to be the basis for any such proceeding, claim, action or investigation.

(b)    Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, there is no material Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

Section 3.10    Taxes.

(a)    Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2021. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)    Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c)    Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d)    Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance).

(e)    Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f)    Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g)    Except as set forth in Section 3.10 of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h)    For the purposes of this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

Section 3.11    Employee Benefits; Labor and Employment Matters.

(a)    Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Since January 1, 2020, neither the Company nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate”, with respect to the Company, means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and with respect to Parent, means any entity required to be aggregated with Parent under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b)    The Company has made available to Parent true and complete copies of each of the following with respect to each of the Company Benefit Plans: (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Company Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan since January 1, 2020; and (viii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements, (ix) all communications material to any employee or group of employees relating to any Company Benefit Plan and any proposed Company Benefit Plans; and (x) the three most recent nondiscrimination tests as applicable to each Company Benefit Plan..

(c)    Except as set forth in Section 3.11(c)of the Company Disclosure Schedule, at December 31, 2023, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2023.

(d)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e)    No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f)     Each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.

(g)    No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h)    There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i)    Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, (ii) death benefits under any Company Pension Plan, or (iii) medical benefits under any employment agreement or change in control agreement listed on Section 3.14 of the Company Disclosure Schedule. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.

(j)    There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code. The Company, each ERISA Affiliate and each Company Benefit Plan complies (and has complied with) all the applicable requirements of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act.

(k)    With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l)    Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(m)    Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n)    With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(o)    Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur without Parent’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p)    There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity and the Company is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors..

(q)    With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r)    Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, and current annual compensation of each current employee of the Company and its Subsidiaries, (ii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during the twelve months ended June 30, 2024. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.

(s)    Section 6.10 of the Company Disclosure Schedule accurately sets forth, with respect to the Company and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.

Section 3.12    Company Information.

(a)    The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The information relating to the Company and its Subsidiaries provided by the Company to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the OCC and the New Jersey Department, will be accurate in all material respects.

Section 3.13    Compliance with Applicable Law.

(a)    General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company. Without limiting the foregoing, none of the Company, or its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b)    Without limiting the foregoing, since December 31, 2021, the Company and its Subsidiaries have complied in all material respects with all applicable Laws and Orders applicable to it, its properties, assets and deposits, and the conduct of its business and its relationship with its employees and customers, including the USA PATRIOT Act of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the Home Mortgage Disclosure Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) and all other applicable fair lending Laws and other Laws relating to discriminatory business practices and neither the Company nor any Subsidiary has received any written notice to the contrary. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory”.

Section 3.14    Certain Contracts.

(a)    Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants.

(b)    Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule or contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II)  provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis, or (V) relates to material indebtedness for borrowed money whether directly or indirectly by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which the Company or any Subsidiary is an obligor to any Person, which Contract evidences or relates to indebtedness in the principal amount of $250,000 or more, other than deposits, Federal Home Loan Bank or Federal Reserve borrowings and reverse repurchase agreements in the Ordinary Course of Business. For purposes of clause (i) above, any contract (x) involving the payment of more than $100,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $75,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(c)    Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule or Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company or its Subsidiaries will be the creditor) or arrangement to which the Company is a party.

(d)    Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make a payment in excess of $50,000 per annum to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to, or require the consent of the counterparty any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e)    Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f)    Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $100,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g)    Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously made available to Parent true and complete copies of each Company Contract in effect as of the date hereof.

Section 3.15    Agreements with Regulatory Agencies.  Subject to Section 9.01(j), neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

Section 3.16    Properties and Insurance.

(a)    (a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, an “Owned Property” and collectively, the “Owned Properties”), including the street address of each such Owned Property, and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).

(b)    Section 3.16(b) of the Company Disclosure Schedule sets forth the street address of all real property leased by the Company or any of its Subsidiaries under the Company Real Property Leases and the names of such leases. The Company has made available to Parent true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.

(c)    The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(c) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof.  There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company is not a party to any management agreement with any third party providing for the management or operation of the Company Property.

(d)    The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business.

(i)

Section 3.16(d)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $100,000.

(ii)

Except as set forth on Section 3.16(d)(ii) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases.

The Company has made available to Parent true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease.

(e)    The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(f)    Section 3.16(e) of the Company Disclosure Schedule sets forth an accurate description of the bank owned life insurance coverage (“BOLI”) maintained by the Company and the Company’s Bank.

Section 3.17    Environmental Matters.  Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a)    Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b)    There is no suit, claim, action or proceeding, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c)    To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d)    There are no underground storage tanks on, in or under any properties currently owned by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties), and to the Knowledge of the Company, there are no underground storage tanks on, in or under any properties currently leased by the Company or any of its Subsidiaries, and no underground storage tanks have been closed or removed by the Company or any of its Subsidiaries from any properties owned or leased by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties) except in compliance with Environmental Laws in all material respects, and all such underground storage tank closure documentation has been provided to Parent. Neither the Company nor any of its Subsidiaries has operated or currently operates any Loan Property.

(e)    To the Knowledge of the Company, the properties currently owned or operated by the Company or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, or under the properties and buildings thereon) are not contaminated with and do not otherwise contain any Regulated Substances other than as permitted under applicable Environmental Law.

(f)    To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(g)    The following definitions apply for purposes of this Section 3.17 and Section 4.16: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property classified by the Company or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States, New York and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, state or federal, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

Section 3.18    Opinion.  Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of Piper Sandler & Co. to the effect that as of the date of such opinion and based upon and subject to certain assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock other than Parent and Parent’s Bank. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be made available to Parent, solely for informational purposes as soon as practicable following the date hereof.

Section 3.19    Indemnification.  Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof, neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

Section 3.20    Loan Portfolio.

(a)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, with respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”):

(i)

the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally;

(ii)

neither the Company nor any of its Subsidiaries nor to the Knowledge of the Company any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii)

the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company's applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company or the Company’s Bank;

(iv)

the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v)

there is no pending or to the Knowledge of the Company threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company or the Company’s Bank;

(vi)	there is no pending or to the Knowledge of the Company threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii)

with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b)    Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of June 30, 2024, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of June 30, 2024 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of June 30, 2024, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of June 30, 2024, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c)    The allowance for credit losses included on the balance sheet as of June 30, 2024 included in the Company Financial Statements as of June 30, 2024 was adequate pursuant to GAAP in all material respects, and the methodology used to compute such allowance complied in all material respects with GAAP and all applicable guidelines of the Company Regulatory Agencies. As of June 30, 2024, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) was adequate pursuant to GAAP in all material respects, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complied in all material respects with GAAP and all applicable guidelines of the Company Regulatory Agencies.

(d)    The Company has made available to Parent a schedule setting forth a list of all Loans as of August 31, 2024 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.

(e)    Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

Section 3.21    Reorganization.  Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22    Investment Securities; Borrowings; Deposits.

(a)    Except as set forth in Section 3.22(d) of the Company Disclosure Schedule and for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)    Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements.

(c)    Set forth in Section 3.22(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of June 30, 2024.

(d)    Except as set forth in Section 3.22(d) of the Company Disclosure Schedule, none of the deposits of the Company or any of its Subsidiaries is a “brokered” or “listing service” deposit.

(e)    All of the deposits held by the Company’s Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of the Company’s Bank; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements.

Section 3.23    Anti-takeover Provisions Inapplicable.

Assuming the accuracy of the representations contained in Section 4.24of this Agreement, the provisions of Section 912 of the NYBCL will not apply to this Agreement or any of the other transactions contemplated hereby.

Section 3.24    Vote Required.  Assuming that a quorum is present at the Company Shareholders’ Meeting, approval by holders of two-thirds of the outstanding shares of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of each of the Company Shareholder Matters. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

Section 3.25    Intellectual Property.  Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a)    Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of the Company and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b)    The Owned Intellectual Property and the Licensed Intellectual Property of the Company and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d)    Neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e)    To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f)    The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g)    The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h)    The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing. To the Knowledge of the Company, no facts or circumstances exist that would cause the Company or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any relevant federal and state privacy Laws.

(i)    For purposes of this Agreement:

(i)

“Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii)

“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii)

“Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(iv)	“Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(v)	“Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

Section 3.26    Prior Regulatory Applications.  Except as disclosed in Section 3.26 of the Company Disclosure Schedule, since January 1, 2021, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.

Section 3.27    Ownership of Parent Common Stock; Affiliates and Associates.  Other than as contemplated by this Agreement, neither the Company nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent (other than Trust Account Shares and DPC Shares).

Section 3.28    Cybersecurity  To the Knowledge of the Company, no third party has gained unauthorized access to any hardware, software, databases or embedded control systems (“Systems”) or IT assets owned or controlled by The Company or any Subsidiary of The Company, and the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. The Company has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.

Section 3.29    Services Not Provided.

Except as set forth on Section 3.29 of the Company Disclosure Schedule, neither The Company nor any Subsidiary of the Company provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is not required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither the Company nor any Subsidiary of the Company is a broker-dealer required to be registered under the Exchange Act with the SEC. Neither the Company nor any Subsidiary of the Company conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Neither the Company nor any Subsidiary of the Company has trust powers or provides fiduciary services.

Section 3.30    Interest Rate Risk Management Instruments.

(a)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable rules, regulations and policies of Company Regulatory Agencies and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Company and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.31    Regulatory Approvals.  To the Knowledge of the Company, there is no fact or circumstance relating to it or the Company’s Bank that would materially impede or delay receipt of any approval of any Company Regulatory Agencies or that would likely result in any Company Regulatory Agencies declining to approve the consummation of the Merger and the other transactions contemplated hereby.

Section 3.32    Registration Obligation.   Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act.

Section 3.33    Fiduciary Accounts.  Except as set forth on Section 3.33 of the Company Disclosure Schedule, neither the Company nor any Subsidiary acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor). To the Knowledge of the Company, the Company’s Bank has complied with its fiduciary duties in acting as a trustee or custodian for any individual retirement deposit accounts as required by Law or any contracts relating to such accounts.

Section 3.34    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV of this Agreement.

ARTICLE IV.        REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules relating to Parent and its Subsidiaries required by this ARTICLE IV, ARTICLE V, and ARTICLE VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of ARTICLE IV, ARTICLE V, and ARTICLE VI of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (1) any other section of this ARTICLE IV specifically referenced or cross-referenced and (2) other sections of this ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections Parent hereby represents and warrants to the Company as follows:

Section 4.01    Corporate Organization.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously made available to the Company; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b)    Parent’s Bank is a New Jersey state chartered commercial bank. The deposit accounts of Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent's other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of Parent have previously been made available to the Company; such copies are true and complete copies of such documents as in effect as of the date of this Agreement

(c)    The minute books of Parent and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2021 (or since the date of formation with respect to any such entity formed on or after December 31, 2021) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to the Company.

(d)    Except as set forth in Section 4.01(d) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by Parent’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 4.01(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which Parent’s Bank holds pursuant to satisfaction of obligations due to Parent’s Bank and which are disclosed in Section 4.01(d) of the Company Disclosure Schedule.

Section 4.02    Capitalization.

(a)    The authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of the date hereof, there were 38,368,217 shares of Parent Common Stock outstanding, 115,000 shares of Parent Preferred Stock (designated as 5.25% Series A Non-Cumulative, perpetual preferred stock, liquidation value $1,000 per share) issued and outstanding, 3,885,548 shares of Parent Common Stock held as treasury stock and no shares of Parent Preferred Stock held as treasury stock.

(b)    As of the date hereof, there were no shares of Parent Common Stock reserved for issuance other than (i) 391,174 shares of Parent Common Stock reserved for issuance pursuant to outstanding Parent Deferred Stock Units and Performance Units (assuming 100% based issuance) and (ii) 338,684 shares of Parent Common Stock reserved for future grants under Parent’s 2017 Equity Compensation Plan (the “Parent Stock Compensation Plans”. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.02(b)of the Parent Disclosure Schedule, the Parent does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of the Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of the Parent.

(c)    Except as set forth in Section 4.02(c) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each Subsidiary, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.

(d)    The Parent Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of Parent and the Parent’s shareholders. With respect to each grant of Parent Stock Options, Parent Restricted Shares, and Parent RSUs (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of Parent (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Parent Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Parent Financial Statements. Parent has not granted, and there is no and has been no policy or practice of Parent to grant, any Parent Stock Options, Parent Restricted Shares or Parent RSUs prior to, or otherwise coordinated the grant of Parent Stock Options, Parent Restricted Shares or Parent RSUs with, the release or other public announcement of material information regarding Parent or its financial results or prospects. Except with respect to Parent Stock Options, Parent Restricted Shares and Parent RSUs outstanding as of the date hereof, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock or other similar rights with respect to Parent or any of its Subsidiaries, other than with respect to the grant of Parent Restricted Shares.

(e)    Except as set forth in Section 4.02(e) of the Parent Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of Parent (parent company only) are issued or outstanding.

Section 4.03    Authority; No Violation.

(a)    Parent has full corporate power and authority to execute and deliver this Agreement and subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and the Bank Merger and (B) obtaining the other approvals listed in Section 4.04 of this Agreement, (ii) Parent’s obtaining the approval of Parent’s shareholders as contemplated herein and to consummate the transactions contemplated hereby, and Parent’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the Parties’ to consummate the transactions contemplated by Section 1.12 of this Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (the “Parent Shareholder Matters”) be submitted to Parent's shareholders for approval at the Parent Shareholders Meeting and (4) resolved to recommend that Parent’s shareholders approve, at the Parent Shareholders Meeting, this Agreement, the Merger, and the authorization to issue the shares of Parent Common Stock issuable pursuant to the Merger (the “Parent Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The consummation of the transactions contemplated by Section 1.12 of this Agreement has been duly and validly approved by the Board of Directors of Parent’s Bank. Except for the approval of the Parent Shareholder Matters by the requisite vote of Parent’s shareholders, and execution of the Bank Merger Agreement in accordance with Section 1.12 of this Agreement, no other corporate proceedings on the part of Parent or Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b)    Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by Parent’s Bank of the transactions contemplated by the Section 1.12 of this Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by Parent’s Bank with any of the terms or provisions of Section 1.12 of this Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.04 of this Agreement are duly obtained and except as set forth in Section 4.03(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

Section 4.04    Consents and Approvals.

Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the SEC of the S-4 (including the Joint Proxy Statement/prospectus) with the SEC and the declaration by the SEC of effectiveness of the S-4, (f) the approval of the Parent Shareholder Matters by the requisite vote of the shareholders of Parent, (g) the filing of the Certificates of Merger with the Secretary of State of the State of New York pursuant to the NYBCL and the Department of the Treasury of the State of New Jersey pursuant to the NJBCA, (h) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (i) such filings as shall be required to be made with any applicable state securities bureaus or commissions, and (j) such other filings, authorizations or approvals as may be set forth in Section 4.04 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Parent’s Bank of the Bank Merger Agreement and (4) the consummation by Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.

Section 4.05    Reports.

(a)    Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2021 with (i) the FRB, (ii) the OCC, (iii) the FDIC and (iv) any other bank regulator that regulates Parent or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Parent Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.05(a) of the Parent Disclosure Schedule, no Parent Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation (formal or informal) into the business or operations of Parent or any of its Subsidiaries since December 31, 2021 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. Subject to Section 9.01(j), there is no unresolved violation, criticism, or exception by any Parent Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b)    Parent has filed all material reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2019 (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Parent no enforcement action has been initiated by the SEC against Parent or its officers or directors relating to disclosures contained in any Parent Report.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and identify any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has no such significant deficiencies or material weaknesses or allegations of fraud that have not been remediated to the satisfaction of Parent’s auditors and the audit committee of the Parent’s Board of Directors.

(d)    Except as set forth in Section 4.05(d)of the Parent Disclosure Schedule, since January 1, 2021, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

Section 4.06    Financial Statements.

(a)    Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2023, 2022 and 2021, in each case accompanied by the audit report of Crowe LLP, independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of June 30, 2024 and the related unaudited consolidated statements of income and cash flows for the six months ended June 30, 2024 and 2023 and (d) the notes related thereto (collectively, the “Parent Financial Statements”). The consolidated statements of financial condition of Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders' equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present in all material respects, and the consolidated statements of income, changes in shareholders' equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows and the consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b)    Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), as of June 30, 2024, neither Parent nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Parent and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since June 30, 2024, neither Parent nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c)    Since June 30, 2024, there has not been any material change in the internal controls utilized by Parent to assure that its consolidated financial statements conform with GAAP. Parent is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in such internal controls.

(d)    Crowe LLP was independent with respect to the Parent and its Subsidiaries within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board with respect to the year-end financial statements included within the Parent Financial Statements. For purposes of this Agreement, the term “Parent’s Accounting Firm’” shall mean Crowe LLP. The Parent’s Accounting Firm is and has been throughout the periods covered by the Parent Financial Statements a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act). Parent’s Accounting Firm has not resigned (or informed the Parent that it intends to resign) or been dismissed as independent public accounts of the Parent as a result of or in connection with any disagreements with the Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.07    Absence of Certain Changes or Events.

(a)    Except as set forth in Section 4.07(a) of the Parent Disclosure Schedule or as contemplated by this Agreement, since June 30, 2024, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business.

(b)    (b) Except as set forth in Section 4.07(b) of the Parent Disclosure Schedule, since June 30, 2024, neither Parent nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving Parent or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions.

(c)    Except as set forth in Section 4.07(c) of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, between June 30, 2024 and the date hereof Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d)    Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 4.07(d) of the Parent Disclosure Schedule, since June 30, 2024, there has not been:

(i)

any change or development or combination of changes or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company, or materially adversely affect the consummation of the Merger and other transactions contemplated by this Agreement,

(ii)

 any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock other than Parent’s regular quarterly dividends on Parent Common Stock,

(iii)	any split, combination or reclassification of any of the Parent's capital stock,

(iv)

any issuance or the authorization of any issuance of any shares of Parent's capital stock, except for issuances of Parent Common Stock upon the exercise of Parent Stock Options awarded prior to the date hereof in accordance with their original terms,

(v)

except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Parent or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vi)	any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Parent or its Subsidiaries, or

(vii)	any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.08    Legal Proceedings.

(a)    Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.08(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement and the Parent is not aware of any facts that reasonably could be expected to be the basis for any such proceeding, claim, action or investigation..

(b)    Except as set forth in Section 4.08(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

Section 4.09    Taxes.

(a)    (a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis, (i) Parent and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Parent and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Parent Financial Statements. The unpaid Taxes of Parent and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Parent Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Parent Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 4.09(a) of the Parent Disclosure Schedule, the Tax Returns of Parent and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Parent Financial Statements. Except as set forth in Section 4.09(a) of the Parent Disclosure Schedule, there are no current, pending or, to the Knowledge of Parent, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 4.09(a) of the Parent Disclosure Schedule, as of the date of this Agreement, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Parent or any of its Subsidiaries. There are no material Liens with respect to any Taxes upon any of Parent’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)     Except as set forth in Section 4.09(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than Parent and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Parent), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c)    Except as set forth in Section 4.09(c) of the Parent Disclosure Schedule, (i) Parent and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Parent and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of Parent and its Subsidiaries on a consolidated basis.

Section 4.10    Employee Benefits; Labor and Employment Matters.

(a)    Except as disclosed in Section 4.10(a) of the Parent Disclosure Schedule, none of Parent, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA (the “Parent Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Parent Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Parent Pension Plans and the Parent Welfare Plans, the “Parent Benefit Plans”).

(b)    Except as set forth in Section 4.10(b) of the Parent Disclosure Schedule, at December 31, 2023, the fair value of plan assets of each Parent Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Parent Financial Statements for the year ended December 31, 2023.

(c)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Parent Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Parent and its Subsidiaries which have not been paid have been properly recorded on the books of the Parent and its Subsidiaries.

(d)    No event has occurred and no condition exists with respect to any Parent Benefit Plan that has subjected or could subject Parent, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(e)     Each of the Parent Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Parent Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Parent Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Parent Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Parent Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Parent Pension Plan are invested in or consist of Parent Common Stock.

(f)    No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Parent Benefit Plans. None of Parent, any of its Subsidiaries, or any plan fiduciary of any Parent Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(g)    There are no pending, or, to the Knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto. None of the Parent Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(h)    There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Parent Welfare Plan, and any Parent Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code. The Parent, each ERISA Affiliate and each Parent Benefit Plan complies (and has complied with) all the applicable requirements of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act.

(i)     With respect to the Parent Benefit Plans, no event has occurred and, to the Knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent, any Subsidiary of Parent or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

(j)    Neither Parent nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of Parent, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of Parent or any of its Subsidiaries. No work stoppage, slowdown or labor strike against Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened. Parent and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither Parent nor any of its Subsidiaries has incurred, nor do they expect to incur without the Company’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(k)    There is no unfair labor practice charge or complaint against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened, before the National Labor Relations Board, any court or any Governmental Entity and the Parent is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.

(l)    With respect to Parent and its Subsidiaries, there are no pending or, to the Knowledge of Parent, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

Section 4.11    Parent Information.

(a)    The information relating to Parent and Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of Parent, and up to and including the date of the meeting of shareholders of Parent to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b)    The information relating to Parent and its Subsidiaries provided by Parent to be contained in the regulatory applications and notifications relating to the Merger and the Bank Merger, including without limitation any applications and notifications to the FRB, the FDIC, the NYSDFS and the New Jersey Department, will be accurate in all material respects.

Section 4.12    Compliance with Applicable Law.

(a)    General. Except as set forth in Section 4.12(a) of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.12(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent. Without limiting the foregoing, none of Parent, or its Subsidiaries, or to the Knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) Without limiting the foregoing, since December 31, 2021, Parent and its Subsidiaries have complied in all material respects with all applicable Laws and Orders applicable to it, its properties, assets and deposits, and the conduct of its business and its relationship with its employees and customers, including the USA PATRIOT Act of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the Home Mortgage Disclosure Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices and neither the Parent nor any Subsidiary has received any written notice to the contrary. All Subsidiaries of the Parent that are subject to the CRA have a CRA rating of at least “satisfactory.”

Section 4.13    Certain Contracts.

(a)    Except as disclosed in Section 4.13(a) of the Parent Disclosure Schedule, (i) neither Parent nor any of its Subsidiaries is in breach of any commitment, agreement or other instrument to which it is a party that is material to the results of operations, cash flows or financial condition of Parent and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither Parent nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Parent or any of its Subsidiaries, (II)   requires referrals of business or requires Parent or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis, (III) requires Parent or any of its Subsidiaries to use any product or service of another person on an exclusive basis or (IV) relates to material indebtedness for borrowed money whether directly or indirectly by way of purchase money obligation, conditional sale, lease, purchase, guaranty or otherwise, in respect of which the Company or any Subsidiary is an obligor to any Person, which Contract evidences or relates to indebtedness in the principal amount of $250,000 or more, other than deposits, Federal Home Loan Bank or Federal Reserve borrowings and reverse repurchase agreements in the Ordinary Course of Business. For purposes of clause (i) above, any contract (x) involving the payment of more than $100,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $75,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(b)    Except as disclosed in Section 4.13(b) of the Parent Disclosure Schedule or Section 4.15(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Parent or its Subsidiaries will be the creditor) or arrangement to which Parent is a party.

(c)    Except as set forth in Section 4.13(c) of the Parent Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make a payment in excess of $50,000 to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Parent or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(d)    Each contract, arrangement, commitment or understanding of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Parent Contract” in effect as of the date hereof. Parent has previously made available to the Company true and complete copies of each Parent Contract in effect as of the date hereof.

Section 4.14    Agreements with Regulatory Agencies.

Subject to Section 9.01(j), neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.14 of the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), any Governmental Entity, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

Section 4.15    Properties and Insurance.

(a)    Section 4.15(a) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by Parent and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, a “Parent Owned Property” and collectively, the “Parent Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by Parent or any of its Subsidiaries as lessee or lessor (or licensee or licenseor, as applicable) (individually, a “Parent Real Property Lease” and collectively, the “Parent Real Property Leases” and, together with the Parent Owned Properties, being referred to herein individually as a “Parent Property” and collectively as the “Parent Properties”).

(b)     The Parent Real Property Leases are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by Parent or any of its Subsidiaries, other than defaults that have been cured by Parent or its Subsidiaries or waived in writing. Parent and its Subsidiaries have not leased or sub-leased any Parent Property to any third parties.

(c)    Parent or its Subsidiaries have good and marketable title to all Parent Owned Property, and a valid and existing leasehold interest under each of the Parent Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 4.15(c) of the Parent Disclosure Schedule and (B) Permitted Liens. Parent or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Parent Property. All Parent Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Parent Properties are considered by Parent to be adequate for the current business of Parent and its Subsidiaries. There are no pending, or to the Knowledge of Parent, threatened condemnation or eminent domain proceedings that affect any Parent Property or any portion thereof.  There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Parent Owned Properties. With respect to any Parent Property subject to the Parent Real Property Leases, except as expressly provided in the Parent Real Property Leases, neither Parent nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Parent Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither Parent nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Parent Property, and no such Taxes or assessments are pending or, to the Knowledge of Parent, threatened. Neither the Parent Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. Parent and its Subsidiaries have made all material repairs and replacements to the Parent Property that, to Parent’s Knowledge, are required to be made by Parent and its Subsidiaries under the Parent Real Property Leases or as required under applicable Laws. The tangible assets and other personal property owned or leased by Parent and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business.

(i)

Except as set forth on Section 4.15(c)(i) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in default under any material provision of any leases of tangible assets and other personal property material to the operations of Parent or its Subsidiaries (“Parent Personal Property Leases”) involving annual payments in excess of $100,000, and, to the Knowledge of Parent, none of the other counterparties thereto is in default under any material provision of any Parent Personal Property Lease, (ii) no written or, to the Knowledge of Parent, oral notice has been received by Parent or by any of its Subsidiaries from any lessor under any Parent Personal Property Lease that Parent or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of Parent, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Parent Personal Property Leases, (iv) each of the Parent Personal Property Leases is valid and in full force and effect, (v) neither Parent nor any Parent Subsidiary’s possession and quiet enjoyment of the personal property leased under such Parent Personal Property Leases has been disturbed in any material respect and, to the Knowledge of Parent, there are no disputes with respect to such Parent Personal Property Leases, (vi) neither Parent nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Parent Personal Property Leases and (vii) neither Parent nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Parent Personal Property Leases.

(d)    The business operations and all insurable properties and assets of Parent and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Parent, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of Parent adequate for the business engaged in by Parent and its Subsidiaries. Parent and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Neither Parent nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Parent Property, Parent or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by Parent or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that Parent or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

Section 4.16    Environmental Matters.  Except as set forth in Section 4.16 of the Parent Disclosure Schedule:

(a)    Each of Parent and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of Parent, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b)    There is no suit, claim, action or proceeding, pending or, to the Knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, any Participation Facility or to the Knowledge of Parent, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c)    There are no underground storage tanks on, in or under any properties currently owned by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties), and to the Knowledge of the Company, there are no underground storage tanks on, in or under any properties currently leased by the Company or any of its Subsidiaries, and no underground storage tanks have been closed or removed by the Company or any of its Subsidiaries from any properties owned or leased by the Company or any of its Subsidiaries (including Participation Facilities and, to the Knowledge of the Company, Loan Properties) except in compliance with Environmental Laws in all material respects, and all such underground storage tank closure documentation has been provided to Parent. Neither the Company nor any of its Subsidiaries has operated or currently operates any Loan Property.

(d)    To the Knowledge of the Company, the properties currently owned or operated by the Company or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, or under the properties and buildings thereon) are not contaminated with and do not otherwise contain any Regulated Substances other than as permitted under applicable Environmental Law.

(e)    To the Knowledge of Parent, during the period of ‐‐‐(x) Parent’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of Parent, prior to the period of (x) Parent's or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(f)    To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) to the Knowledge of the Company, the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

Section 4.17    Opinion.  Prior to the execution of this Agreement, the Board of Directors of Parent has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date of such opinion and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be made available to the Company, solely for informational purposes, as soon as practicable following the date hereof.

Section 4.18    Loan Portfolio.

(a)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, with respect to each loan owned by Parent or its Subsidiaries in whole or in part (each, a “Parent Loan”):

(i)

the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally;

(ii)

neither Parent nor any of its Subsidiaries nor to the Knowledge of Parent any prior holder of a Parent Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Parent Loan file;

(iii)

Parent or a Subsidiary of Parent is the sole holder of legal and beneficial title to each Parent Loan (or Parent’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Parent;

(iv)

the note and the related security documents, copies of which are included in the Parent Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Parent Loan file;

(v)

there is no pending or to the Knowledge of Parent threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Parent Loan, except as otherwise referenced on the books and records of Parent;

(vi)	there is no pending or to the Knowledge of Parent threatened litigation or proceeding relating to the property that serves as security for a Parent Loan; and

(vii)

with respect to a Parent Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b)    Except as set forth in Section 4.18(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of June 30, 2024, over 90 days delinquent in payment of principal or interest. Section 4.18(b) of the Parent Disclosure Schedule sets forth (a) all of the Parent Loans of Parent or any of its Subsidiaries that as of the date of Parent’s Bank’s most recent bank examination, were classified by Parent, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Parent Loan and the identity of the borrower thereunder, (b) each Parent Loan that was classified as of June 30, 2024 as impaired in accordance with ASC 310, (c) by category of Parent Loan (i.e., commercial, consumer, etc.), all of the other Parent Loans of Parent and its Subsidiaries that as of June 30, 2024, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Parent Loans by category and (d) each asset of Parent that as of June 30, 2024, was classified as OREO and the book value thereof as of such date.

(c)    The allowance for credit losses included on the balance sheet as of June 30, 2024 included in the Parent Financial Statements as of June 30, 2024, was adequate pursuant to GAAP in all material respects, and the methodology used to compute such allowance complied in all material respects with GAAP and all applicable guidelines of the Parent Regulatory Agencies. As of June 30, 2024, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) was adequate pursuant to GAAP in all material respects, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complied in all material respects with GAAP and all applicable guidelines of the Parent Regulatory Agencies.

(d)    Except as set forth in Section 4.18(d) of the Parent Disclosure Schedule, none of the agreements pursuant to which Parent or any of its Subsidiaries has sold Parent Loans or pools of Parent Loans or participations in Parent Loans or pools of Parent Loans is subject to any obligation to repurchase such Parent Loans or interests therein solely on account of a payment default by the obligor on any such Parent Loan.

Section 4.19    Reorganization.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.20    Investment Securities; Borrowings; Deposits.

(a)    Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Parent or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)    Neither Parent nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements.

(c)    Set forth in Section 4.20(c) the Parent Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Parent and its Subsidiaries as of June 30, 2024.

(d)    Except as set forth in Section 4.20(d) of the Parent Disclosure Schedule, none of the deposits of Parent or any of its Subsidiaries is a “brokered” or “listing service” deposit.

(e)    All of the deposits held by the Parent’s Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of the Parent’s Bank; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements.

Section 4.21    Vote Required.

Assuming that a quorum is present at the Parent’s Shareholders’ Meeting, approval by holders of a majority of the outstanding shares of Parent Common Stock shall be sufficient to constitute approval by the Parent’s shareholders of each of the Parent Shareholder Matters. A majority of the outstanding shares of Parent Common Stock constitutes a quorum for purposes of the Parent Shareholders’ Meeting.

Section 4.22    Intellectual Property.

Except as set forth in Section 4.22 of the Parent Disclosure Schedule:

(a)    Each of Parent and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. The Owned Intellectual Property of Parent and its Subsidiaries is subsisting, and to the Knowledge of Company, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b)    The Owned Intellectual Property and the Licensed Intellectual Property of Parent and its Subsidiaries constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Parent and each of its Subsidiaries as presently conducted. Each of Parent and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, the operation of Parent and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d)    Neither Parent nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Parent or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e)    To Parent’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of Parent’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f)    Parent and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Parent or any of its Subsidiaries, and to Parent’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Parent’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g)    Parent’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Parent and each of its Subsidiaries in connection with their respective businesses and (ii) to Parent Knowledge, have not materially malfunctioned or failed within the past two years. Parent and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h)    Parent and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing. To the Knowledge of Parent, no facts or circumstances exist that would cause the Parent or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any relevant federal and state privacy Laws.

Section 4.23    Prior Regulatory Applications.

Except as disclosed in Section 4.23 the Parent Disclosure Schedule, since January 1, 2021, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.

Section 4.24    Ownership of Company Common Stock; Affiliates and Associates.

(a)    Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

(b)    Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company as defined under Section 912 of the NYBCL.

Section 4.25    Cybersecurity To the Knowledge of the Parent, no third party has gained unauthorized access to any Systems or IT assets owned or controlled by The Parent or any Subsidiary of The Parent, and The Parent and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. The Parent has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.

Section 4.26    Services Not Provided.

Neither The Parent nor any Subsidiary of the Parent provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is not required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither the Parent nor any Subsidiary of The Parent is a broker-dealer required to be registered under the Exchange Act with the SEC. Neither The Parent nor any Subsidiary of The Parent conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Neither The Parent nor any Subsidiary of The Parent has trust powers or provides fiduciary services.

Section 4.27    Interest Rate Risk Management Instruments.

(a)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which the Parent or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable rules, regulations and policies of Parent Regulatory Agencies and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. The Parent and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of the Parent, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.28    Regulatory Approvals.  To the Knowledge of the Parent, Parent is not aware of any reason relating to it or the Parent’s Bank that would materially impede or delay receipt of any approval of any Parent Regulatory Agencies or that would likely result in any Parent Regulatory Agencies declining to approve the consummation of the Merger and the other transactions contemplated hereby.

Section 4.29    No Brokers.  Neither Parent nor any Subsidiary of Parent nor any of their directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc.

Section 4.30    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III of this Agreement.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01    Covenants of the Company.

Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or materially delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or materially delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, provided, however that for the first three quarterly dividends paid after the date of this Agreement (i.e., for dividends paid in the fourth quarter of 2024, and the first and second quarters of 2025), the Company may declare and pay a cash dividend not to exceed $0.21 per quarter per share of Company Common Stock, and, if the Closing has not occurred by June 30, 2025, the Company may thereafter declare and pay a quarterly cash dividend in an amount not to exceed the equivalent per share quarterly cash dividend paid by Parent on shares of its common stock (i.e., the quarterly per share cash dividend on each share of Parent Common Stock multiplied by the Exchange Ratio) each quarter until the Closing, or change the record or pay date of any dividend to a date inconsistent with the Company’s past practice or which would result in a shareholder getting a dividend from both the Company and the Parent in the same quarter;

(b)    (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares, DPC Shares and to the extent necessary to effect a net settlement of Company RSUs) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Company RSUs, or (v) enter into any agreement with respect to any of the foregoing, except the Company may, issue shares of Company Common Stock in connection with the Company RSUs outstanding under the Company Stock Compensation Plans as of the date hereof as set forth in Section 3.02(a) of the Company Disclosure Schedule (any such issuance to be in accordance with the original terms of such Company RSUs and subject to the maximum share limits set forth in Section 3.02(a) of the Company Disclosure Schedule and Section 1.06 of this Agreement);

(c)    amend its certificate of incorporation, by-laws or other similar governing documents;

(d)    make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair;

(e)    enter into any new line of business or offer any new products or services or accept any “brokered” (including so called “reciprocal deposits”) or “listing service” deposit that would result in such deposits constituting greater than 10% of Company Bank’s total deposits at any time;

(f)    acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g)    take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h)    change its methods of accounting in effect at December 31, 2023, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company's independent auditors;

(i)    (i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians except as required under applicable law, the terms of this Agreement or the terms of any Company Benefit Plan in effect on the date hereof, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by the express terms of any Company Benefit Plan or agreement as in effect as of the date hereof or which is not consistent with the projections previously provided to Parent by Company, except as set forth in Section 3.02(a) and 5.01(i) of the Company Disclosure Schedule; provided, however that the forgoing shall not prohibit the Company from providing: (i) annual raises to non-executive officers, in an amount and at a time consistent with the Company’s past practice, and not to exceed 3.0% of the current aggregate expense for all base salaries for all non-executive officer employee; or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than (x) any acceleration required under the terms of the Company Stock Compensation Plans in effect on the date hereof, under any grant agreement issued thereunder as such grant agreement exists on the date hereof, this Agreement or as set forth in Section 3.02(a)5.01(i) of the Company Disclosure Schedule;

(j)    other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;

(k)    other than in the Ordinary Course of Business or as permitted by Section 5.01(s) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l)    file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m)    other than in the Ordinary Course of Business, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(n)    other than in the Ordinary Course of Business, in individual amounts not to exceed $100,000, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;

(o)    make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with an average life not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;

(p)    settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $100,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(q)    except in the Ordinary Course of Business with respect to loans made by the Company’s Bank, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r)    make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), credit enhancement or other extension of credit, if (A) such loan exceeds $3,000,000 and the transaction is made in accordance with the Company's Board-approved loan policy in effect on the date hereof (the “Lending Manual”), or (B) the transaction involves an exception from the requirements provided for in the Lending Manual, or (C) the loan is secured by one or more multifamily properties located in New York City and with any units subject to New York City’s rent regulations, or (D) an otherwise permitted loan extension is greater than 90 days. For any proposed extension of credit for which Company shall seek the prior consent of Parent, Company shall send the credit write-up for the proposed credit to (1) Mark Zurlini, Executive Vice President and Chief Lending Officer (mzurlini@cnob.com) and (2) Joseph Javitz, Executive Vice President and Chief Credit Officer (jjavitz@cnob.com), and if Parent does not (i) object in writing to the proposed credit or (ii) request reasonable additional information on the proposed credit, within two (2) Business Days of receipt of the credit write-up, Parent shall be deemed to have consented to the origination of such credit. If Company sends additional information on the proposed credit to Parent, and Parent does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) Business Days of receipt of the initial additional information, Parent shall be deemed to have consented to the origination of such credit;

(s)    except in the Ordinary Course of Business, (i) incur any additional borrowings beyond those set forth in Section 5.01(s) of the Company Disclosure Schedule, other than Federal Home Loan Bank borrowings with a final maturity of five years or less and reverse repurchase agreements, or (ii) pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section); provided, however, that in the event the Company proposes to, over any five (5) consecutive business day period, incur Federal Home Loan Bank borrowings in an aggregate amount of $50 million or more with a term in excess of six (6) months, Company will first confer with Parent to assess the impact of such borrowing on the Surviving Corporation;

(t)    make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by the Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u)    establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

(v)    elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(w)    change any material method of Tax accounting, make or change any material Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(x)    foreclose upon or take a deed of title to any commercial real estate without first conducting a Phase 1 environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Regulated Substance;

(y)    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Parent (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Parent (which shall not be unreasonably withheld, delayed or conditioned), except as required by Law or for communications in the Ordinary Course of Business that do not relate to the Merger or other transactions contemplated hereby; or

(z)    agree to do any of the foregoing.

Section 5.02    Covenants of Parent.  Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would materially adversely affect or materially delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would materially adversely affect or materially delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, or as otherwise specifically provided by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld), from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(a)    take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;

(b)    change its methods of accounting in effect at December 31, 2023, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors;

(c)    amend its certificate of incorporation, by-laws or similar governing documents other than to adopt provisions or authorize actions that do not adversely affect the holders of Company Common Stock;

(d)    adjust, split, combine or reclassify any capital stock of Parent or make, declare or pay any extraordinary dividend on any capital stock of Parent;

(e)    take any action or fail to take any action that is intended or is reasonably likely to result in preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(f)    enter into any agreement to acquire any financial institution or its holding company or a material amount of assets from of any financial institution or its holding company; or

(g)    agree to do any of the foregoing.

Section 5.03    No Solicitation.

(a)    Except as expressly permitted by this Section 5.03, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Company Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Company Shareholder Matters (the “Company Shareholder Approval”) is obtained but not after, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide Company Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Company Acquisition Proposal constitutes a Company Superior Proposal or would reasonably be likely to result in a Company Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Company Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company effective as of May 24, 2024, as amended or extended (the “Confidentiality Agreement”) and any non-public information provided to any such third party given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such third party. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Company Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Company Acquisition Proposal.

(b)    Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Company Acquisition Proposal that it received (that did not result from a breach of this Section 5.03 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company, within three (3) Business Days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of the Company determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Company Acquisition Proposal no longer being a Superior Proposal and (B) the Company’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Company Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.03(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c)    Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors or Parent or the Parent’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or NASDAQ rules, with respect to a Company Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d)    In addition to the obligations of the Company set forth in Section 5.03(a) and Section 5.03(b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Company Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believes is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making such Company Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Company Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 5.03(a) and Section 5.03(b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e)    For purposes of this Agreement:

(i)

 “Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Company or any of its Subsidiaries .

(ii)

 “Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Company’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.03(b) of this Agreement or otherwise), after (1)  receiving the advice of its financial advisor, (2)  taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3)  taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law .

ARTICLE VI.        ADDITIONAL AGREEMENTS

Section 6.01    Regulatory Matters.

(a)    Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to their respective shareholders. Parent shall promptly provide to the Company copies of all correspondence between it or any of its representatives and the SEC.  Parent shall provide the Company and its counsel with appropriate opportunity to review and comment on (i) the S-4 and Proxy Statement, (ii) all amendments and supplements to the S-4 and Proxy Statement and (iii) all responses to requests for additional information and replies to comments, prior to their being filed with, or sent to, the SEC.   With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)    As promptly as practicable following the execution and delivery of this Agreement, Parent shall cause to be prepared and filed all required applications and filings with the Governmental Entities that are necessary or contemplated for the obtaining of their Consents for the consummation of the Merger and the Bank Merger, and the Company shall provide Parent with such information as Parent reasonably requests in connection with the preparation of such applications and filings. The parties shall use reasonable best efforts to make such applications and filings within forty-five (45) days of the date of this Agreement. Such applications and filings shall be in such form as may be prescribed by the respective Governmental Entities and shall contain such information as they may require. The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, Consents, rulings and authorizations of Governmental Entities and third parties that are necessary or contemplated to consummate the transactions contemplated by this Agreement. Each of the Parties shall have the right to review and approve in advance any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement prior to the time such filing or material is filed or submitted. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company or Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”). In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require the Company or Parent to take any actions specified in this Section 6.1(b) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition. For purposes of this Agreement, a Materially Burdensome Regulatory Condition shall not include any regulatory requirement for Parent to raise additional capital in an amount up to $200 million, which capital may consist entirely of subordinated debt or a combination of subordinated debt and common equity (or a related requirement for an increase of $200 million in the capital of Parent’s Bank).

(c)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the later of the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.

(d)    Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

(e)    The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist the Company in obtaining the approval of the Company’s shareholders of the Company Shareholder Matters.

Section 6.02    Access to Information.

(a)    Upon reasonable notice, each of the Company and Parent shall permit, and shall cause each of their respective Subsidiaries to permit, the other party and its representatives, reasonable access to the other party’s respective properties and facilities, plans, specifications and blueprints for such properties and facilities, and the vendors or contractors serving such properties and facilities, and shall disclose and make available to the other party and its representatives all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors' and shareholders' meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority (subject to regulatory confidentiality requirements), accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives may have a reasonable interest. However, each of the Company and Parent shall not be required to provide access to or to disclose information to the other party where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. Each of the Company and Parent will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer with representatives of Parent on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company will deliver to Parent its internally prepared consolidated income statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent its consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2024), the Company will deliver to Parent its consolidated annual financial statements.

(c)    During the period from the date of this Agreement to the Effective Time, the Company will, upon reasonable prior notice from Parent, provide reasonable access to Parent and its representatives to the employees of Company, as requested by Parent and its representatives, to facilitate the integration process, including, but not limited, for training of such employees on Parent’s procedures and systems, and to provide information to such employees; provided, however that such access shall not unreasonable disrupt the operations of the Company or the Company’s Bank.

(d)    All information furnished pursuant to Section 6.02(a) and Section 6.02(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(e)    No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(f)    As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, Company will deliver to the Parent Company’s Bank’s call reports filed with the OCC.

Section 6.03    Shareholders’ Meetings.  The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of the Company Shareholder Matters and holding a “Say on Merger Pay” non-binding advisory vote to the extent required by SEC regulations (the “Company Shareholders’ Meeting’”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board's legal counsel and pursuant to the provisions of Section 5.03 of this Agreement, recommend to its shareholders approval of the Company Shareholder Matters and (with Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by the Company to its shareholders in connection with this Agreement. Parent shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as reasonably practicable after the date of the Company Shareholders’ Meeting for the purpose of voting upon the approval and adoption of the Parent Shareholder Matters (the “Parent Shareholders’ Meeting’”). Parent will, through its Board of Directors, recommend to its shareholders approval of the Parent Shareholder Matters and (with the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by Parent to its shareholders in connection with this Agreement.

Section 6.04    Legal Conditions to Merger.  Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

Section 6.05    Voting Agreements.  Contemporaneous with the execution of this Agreement, the Company has used its reasonable best efforts to deliver to Parent copies of voting agreements signed by each member of the Board of Directors of the Company and by the executive officers of the Company who are not members of the Board of Directors of the Company (the “Company Voting Agreements”). Contemporaneous with the execution of this Agreement, Parent has used its reasonable best efforts to deliver to the Company copies of voting agreements signed by each member of the Board of Directors of Parent and by the executive officers of Parent who are not members of the Board of directors of Parent (the “Parent Voting Agreements” and, together with the Company Voting Agreements, the “Voting Agreements”).

Section 6.06    NASDAQ Global Select Market Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

Section 6.07    Employee Benefit Plans.  (a) The Company’s Bank employees who continue as employees of the Parent’s Bank after the Effective Time (“Continuing Employees”) shall receive, for purposes of eligibility to participate, employer contributions and vesting (but not benefit accrual) under any Parent Benefit Plan, credit for all service with the Company, or any Company Subsidiary. Continuing Employees shall enter any Parent 401(k) plan immediately following the Effective Time and Parent 401(k) Plan shall permit Continuing Employees to rollover any participant loans under the Company’s Bank 401(k) Plan to the Parent 401(k) Plan. No less than three Business Days prior to the Effective Time, the Company shall take all corporate and other actions required to terminate the Company’s Bank 401(k) Plan so that such termination date is prior to the Effective Time. The Company shall provide a copy of such proposed actions to Parent for its review and approval no less than six Business Days prior to the proposed date of termination.

(b)     Prior to or as of the Effective Time, or, if required by the terms of a health and welfare plan, at the end of the month in which the Effective Time occurs, the Company shall terminate, except to the extent not consistent with law, the Company’s Bank’s health and welfare benefit plans, programs, and insurance listed on Section 6.07(b) of the Company Disclosure Schedule. Continuing Employees will become eligible to participate in the medical, dental, health and disability plans maintained by Parent’s Bank immediately following the Effective Time. Parent or any of its Affiliates, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Company’s Bank plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Company’s Bank medical, health, dental or disability plans, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Company’s Bank Employee Plan prior to the enrollment date, (iii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; provided, however, Parent shall not cause any coverage of a Continuing Employee or such Continuing Employee’s dependents to terminate under any Company’s Bank’s health and welfare plans prior to the time such Continuing Employees or such Continuing Employee’s dependents, as applicable, have been offered participation in the health and welfare plans common to all employees of Parent and their dependents, except in the case of a termination of employment or other service.

Section 6.08    Indemnification.

(a)    Following the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company’s Bank or who serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.08, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or the Company’s Bank or serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person, in connection with, arising out of or relating to matters existing or occurring at or prior to the Effective Time, including (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or the Company’s Bank or any of their Affiliates, or by any former or present shareholder of the Company (each a Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Bank Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.08, in each case to the fullest extent that the Company would have been permitted or required under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred by Indemnitees) to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.08 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.08 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.08 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.08, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b)     Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by the Company (provided that Parent may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits substantially the same or greater than the Company's existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that Parent shall not be obligated to expend, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, tail insurance with respect to the Company’s existing directors' and officers' liability insurance policy.

(c)    In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.08

(d)    The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and his or her heirs and representatives.

Section 6.09    Additional Arrangements.  If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

Section 6.10    Employee Severance and other Employment Matters.

(a)    The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Parent or any of its Affiliates and any officer or employee of the Company or the Company’s Bank or an obligation on the part of Parent or any of its Affiliates to employ any such officers or employees. Parent will make a good faith effort to consider extending an offer of continued employment to each employee of the Company and the Company’s Bank, subject to the Surviving Corporation’s employment policies and procedures and the needs of the Surviving Corporation and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of the Company or its Subsidiaries as of the date hereof whose employment is terminated by the Surviving Corporation or any of its Subsidiaries during the period from the Effective Time until the one year anniversary of the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall, unless otherwise set forth in an agreement referenced in Section 6.10(a) of this Agreement, be entitled to severance payments from the Surviving Corporation or its Subsidiaries in accordance with the severance formula set forth in Section 6.10 (a)of the Parent Disclosure Schedule. For purposes of this Section 6.10, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses).

(c)    Parent and the Company shall use their best efforts promptly following the Effective Time to create a retention pool on terms, in amounts and for employees of the Company as mutually agreed by Parent and the Company.. Following the Effective Time, retention payments under any such pool shall be made to the applicable individuals if they are still employed the Company or any of its Subsidiaries or by the Surviving Corporation or any of its Subsidiaries on their designated “work through” date as set forth in a written retention pool agreement. The form and terms of any such agreement, the amount of the payment to each individual and the timing of such payments shall be agreed to in writing by Parent and the Company, and shall promptly thereafter be communicated to each such employee by the Company and Parent.

Section 6.11    Notification of Certain Matters.  Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.12    Certain Matters, Certain Revaluations, Changes and Adjustments.  Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Parties recognize that they may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). As part of a plan of integration for the Merger and the Bank Merger, the Company agrees that it will conform its and the Company’s Bank’s loan, securities, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to those of the Parent and the Parent’s Bank; provided, however that the Company and the Company’s Bank shall not be required to make any changes hereunder unless and until Parent has provided written notice that all conditions precedent to the Effective Time (other than the exchanging of certifications or the filing of documents as part of the Closing) have been satisfied.

Section 6.13    Failure to Fulfill Conditions.  In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

Section 6.14    Pre-Closing Delivery of Financial Statements.  Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.14 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2.01 and 9.01 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.14 and all other reports delivered by the Company hereunder.

Section 6.15    Tax Treatment.  Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

Section 6.16    Shareholder Litigation.  Each Party shall give the other Party prompt notice of any stockholder litigation against such Party or its directors or officers relating to the Merger and other transactions contemplated by this Agreement, and shall give the other party the opportunity to participate at its own expense in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17    No Control Over Company’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.18    Further Assurances.  Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.18 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

Section 6.19    Public Announcements.  Parent and the Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and the Company. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.19.

Section 6.20    Exemption from Liability under Section 16(b).  Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of the Company Common Stock and the Company Equity Awards into Parent Common Stock, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. The Company shall deliver to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Section 6.21    Coordination of Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

Section 6.22    Transfer of Certain Accounts. The Company shall use it best efforts to complete the transfer of certain accounts as described on Section 3.29 of the Company Disclosure Schedule, and if such transfer cannot be accomplished in a timely fashion prior to the Effective Time, the Company and Parent agree to use their best efforts to make alternative arrangements as to such accounts

ARTICLE VII.        CONDITIONS PRECEDENT

Section 7.01    Conditions to Each Party's Obligations Under this Agreement.

The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a)    Approval of Shareholders; SEC Registration; Blue Sky Laws. The Company Shareholder Matters shall have been approved by the requisite vote of the shareholders of the Company. The Parent Shareholder Matters shall have been approved by the requisite vote of the shareholders of Parent. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b)    Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the OCC, the New Jersey Department, the FRB, and the SEC) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of a Materially Burdensome Regulatory Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.

(c)    Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger.

(d)    Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Windels Marx Lane & Mittendorf LLP, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by Windels Marx Lane & Mittendorf, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Windels Marx Lane & Mittendorf LLP representation letters, in each case in form and substance reasonably satisfactory to Windels Marx Lane & Mittendorf LLP and dated the date of such opinion, on which Windels Marx Lane & Mittendorf LLP shall be entitled to rely.

(e)    Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

Section 7.02    Conditions to the Obligations of Parent Under this Agreement.  The obligations of Parent under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties; Performance of Obligations of the Company. The representations and warranties of the Company made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of Section 3.08(e)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company . The Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by the Company prior to or at the Closing.

(b)    Certificates.  The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in Section 7.02(a) as Parent may reasonably request.

(c)    Third Party Consents.  All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.01(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, including as set forth in Section 3.14(d) of the Company Disclosure Schedule, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.02(c) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger.

(d)    Required Steps.  The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(e)     FIRPTA.  The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

Section 7.03    Conditions to the Obligations of the Company Under this Agreement.  The obligations of the Company under this Agreement to consummate the Merger and the Bank Merger shall be further subject to the satisfaction or the waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties; Performance of Obligations of Parent. The representations and warranties of Parent made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of Section 4.07(d)(i)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Parent prior to or at the Closing.

(b)    Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in Section 7.03(a) as the Company may reasonably request.

(c)    Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.01(b) of this Agreement) that are necessary to permit the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not have a Material Adverse Effect (i) on the Company and its Subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole.

(d)    Required Steps. Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

ARTICLE VIII.        TERMINATION AND AMENDMENT

Section 8.01    Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the Company Shareholder Matters and whether before or after approval by the shareholders of Parent of the Parent Shareholder Matters:

(a)     by mutual consent of the Company and Parent;

(b)    by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c)    by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d)    by either Parent or the Company if (i) the Company Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of the Company’s shareholders or at any adjournment or postponement thereof or (ii) the Parent Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of Parent’s shareholders or at any adjournment or postponement thereof;

(e)    by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the Party to which such representation is made not to consummate the transactions contemplated hereby under Section 7.02(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.03(a) of this Agreement (in the case of a breach of a representation or warranty by Parent);

(f)    by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g)    by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.03 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company pays to Parent the Termination Fee;

(h)    by Parent if (i) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent Determination or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.03 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 25% or more of the outstanding shares of the Company’s Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (ii) any other event occurs that gives rise to the payment of a Termination Fee pursuant to Section 8.05 of this Agreement;

Section 8.02    Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections Section 8.01, Section 8.02, and ARTICLE IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Section 8.01(e) or Section 8.01(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

Section 8.03     Amendment.

Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and/or the shareholders of Parent; provided, however, that (i) after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement and (ii) after any approval of the transactions contemplated by this Agreement by Parent's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which increases the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.04    Extension; Waiver.

At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.05    Termination Fee; Expenses.

In the event that:

(a)    this Agreement is terminated by the Parent pursuant to Section 8.01(h) of this Agreement , then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of $11,845,000 (the “Termination Fee”);

(b)    a Company Acquisition Proposal (whether or not conditional) or intention to make an Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, (A) this Agreement is thereafter terminated (1) by Company or Parent pursuant to Section 8.01 (g) or (h), or (2) by the Parent under Section 8.01(e) or (f) due to a willful breach by Company and (B) within twelve (12) months following such termination the Company enters into a definitive agreement with respect to a Company Acquisition Proposal, then the Company shall pay to Parent, upon the such execution, by wire transfer of immediately available funds, the Termination Fee. For purposes of this clause (B) of this Section 8.05(b), the term “Company Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.03(e)(i) of this Agreement except that references in Section 5.03(e)(i) to “25%” shall be replaced by “50%”.

(c)    Parent shall be reimbursed by the Company for all other out-of-pocket expenses incurred by Parent in connection with enforcing its rights to the Termination Fee. The amounts payable pursuant to this Section 8.05 constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Parent in the event of a termination of this Agreement in the circumstances specified in this Section 8.05.

ARTICLE IX.        GENERAL PROVISIONS

Section 9.01    Interpretation.

(a)    The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f)    A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)    All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i)    The terms of this Section 9.01 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

(j)    No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” “nonpublic OCC information,” or other similar types of protected information, as such terms are defined in the regulations of any applicable “Bank Regulator” or Governmental Entity.

(k)    “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, or (ii) included in the virtual data room of a party at least one business day prior to the date hereof.

Section 9.02    Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.02(c), ARTICLE VIII, and ARTICLE IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement.

Section 9.03    Expenses.  Except as otherwise provided in Section 8.05 of this Agreement and in this Section 9.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company and Parent shall be shared equally by Parent and the Company.

Section 9.04    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, to:

ConnectOne Bancorp, Inc.

301 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attn: Frank Sorrentin III, Chairman & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza FL 6

New Brunswick NJ 08901

Attn: Robert A. Schwartz, Esq.

and

(b) if to the Company, to:

The First of Long Island Corporation

275 Broadhollow Road

Melville, New York

Attn: Christopher Becker President & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W.

Suite 780

Washington, DC 20015

Attn: John Gorman, Esq.

E-mail: jgorman@luselaw.com

Section 9.05    Counterparts; Facsimile.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 9.06    Entire Agreement.  This Agreement (including the exhibits, documents, disclosure schedules and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.07    Governing Law.  This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

Section 9.08    Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.09    Assignment; Parties in Interest; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.08 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.08 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10    Definitions.

(a)    For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Knowledge” means, with respect to the Company, the actual knowledge of Christopher Becker, President and CEO, Janet T. Verneuille, Chief Financial Officer, Christopher J. Hilton, Chief Lending Officer, Michael Spolarich, Chief Credit Officer, and Tanweer S. Ansari, Chief Risk Officer and General Counsel and with respect to Parent, the actual knowledge of Frank S. Sorrentino, III, Chairman and CEO, Elizabeth Magennis, President, William S. Burns, Chief Financial Officer, and Mark Zurlini, Executive Vice President and Chief Lending Officer .

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger or the Bank Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions (including changes in interest rates); (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters or from any outbreak of any disease or other public health event, (e) the conditions of any financial, banking or securities markets (including equity, credit and debt markets and including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof or applicable regulatory accounting requirements, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period and (i) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees); provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (i) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Most Recent Balance Sheet” means, with respect to the Company, the most recent balance sheet included within the Company Financial Statements and, with respect to Parent, the most recent balance sheet included within the Parent Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the ten consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the third trading day prior to the date on which the Effective Time occurs.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records made available to Parent and (f) in the case of Parent Owned Properties held by Parent or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records made available to the Company.

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.

(b)    The following terms are defined on the following pages of this Agreement:

Accounting Firm	15	Aggregate Merger Consideration	3
Acquisition Proposal	75	Agreement	1
Bank Merger	5	Indemnitees	81
Bank Merger Agreement	6	Intellectual Property	38
BCSRA	33	IRS	19
BHCA	9	ISRA	33
BOLI	31	IT Assets	39
CERCLA	33	Lending Manual	70
Certificates	3	Licensed Intellectual Property	39
Certificates of Merger	2	Loan	34
Claim	81	Loan Property	33
Closing	2	Materially Burdensome Regulatory Condition	76
Closing Date	2	Merger	1
Code	5	Merger Consideration	3
Company	1	New Jersey Department	5
Company Benefit Plans	22	NJBCA	1
Company Board Recommendation	11	Notice of Superior Proposal	74
Company Common Stock	2	NYBCL	1
Company Contract	28	OCC	5
Company Disclosure Schedule	8	OREO	35
Company Financial Statements	15	Owned Intellectual Property	39
Company Pension Plans	22	Owned Property	29
Company Property	29	Parent	1
Company Regulatory Agencies	13	Parent Shareholders’ Meeting	79
Company Reports	14	Parent Benefit Plans	52
Company Restricted Shares	4	Parent Board Recommendation	45
Company RSU Grant Agreement	4	Parent Common Stock	3
Company RSUs	4	Parent Contract	57
Company Shareholder Approval	73	Parent Disclosure Schedule	41
Company Shareholder Matters	11	Parent Financial Statements	48
Company Shareholders’ Meeting	79	Parent Loan	61
Company Subsequent Determination	73	Parent Owned Properties	57
Company Voting Agreements	79	Parent Owned Property	57
Company Welfare Plans	22	Parent Pension Plans	52
Company’s Bank	1	Parent Personal Property Leases	58
Confidentiality Agreement	73	Parent Preferred Stock	43
Covered Person	34	Parent Property	57
CRA	27	Parent Real Property Lease	57
Cut-off Date	89	Parent Regulatory Agencies	46
Derivatives Contract	36	Parent Regulatory Agreement	57
Dodd-Frank Act	14	Parent Reports	46
DOL	22	Parent Shareholder Matters	44
DPC Shares	3	Parent Stock Compensation Plans	43
Effective Time	2	Parent Voting Agreements	79
Environmental Laws	33	Parent Welfare Plans	52
Environmental Matters	33	Parent’s Accounting Firm	49
ERISA	22	Parent’s Bank	1
ERISA Affiliate	22	Participation Facility	33
Exchange Act	14	Parties	1
Exchange Agent	3	Patents	39
Exchange Fund	6	Per Share Stock Consideration	3
Exchange Ratio	3	Personal Property Leases	30
FDIC	5	Proxy Statement	13
Filing Documents	77	RCRA	33
FRB	12	Real Property Lease	29
Governmental Entity	13	Registered	39

Registration	39
Regulated Substances	33
Regulatory Agreement	28
S-4	13
Sarbanes-Oxley Act	14
SEC	13
Securities Act	14
Spill Act	33
SRRA	33
Superior Proposal	75
Surviving Bank	5
Surviving Corporation	1
Systems	40
Tax	21
Tax Return	21
Termination Fee	92
Trade Secrets	39
Trademarks	39
Trust Account Shares	3
Voting Agreements	79

Section 9.11    Legal Proceedings; Specific Performance; No Jury Trial.

(a)    The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.04 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in any New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CONNECTONE BANCORP, INC.

By:	/s/ Frank Sorrentino III
Name: Frank Sorrentino III
Title: Chairman & Chief Executive Officer

THE FIRST OF LONG ISLAND CORPORATION

By:	/s/ Christopher Becker
Name: Christopher Becker
Title: President & Chief Executive Officer

Exhibit 1.02

Certificate of Merger

of

The First of Long Island Corporation,

A New York corporation

into

ConnectOne Bancorp, Inc.

A New Jersey corporation

Under Section 907 of the Business Corporation Law

It is hereby certified, upon behalf of each of the constituent corporations herein named, as follows:

FIRST: The Board of Directors of each of the constituent corporations has duly adopted a plan of merger setting forth the terms and conditions of the merger of said corporations.

SECOND: The name of the foreign constituent corporation, which is to be the surviving corporation, and which is hereinafter sometimes referred to as the "surviving constituent corporation", is ConnectOne Bancorp, Inc., and the name under which it was formed is Center Bancorp, Inc. The jurisdiction of its incorporation is New Jersey; and the date of its incorporation therein is November 12, 1982.

No Application for Authority in the State of New York of the surviving constituent corporation to transact business as a foreign corporation therein was filed by the Department of State of the State of New York; and it is not to do business in the State of New York until an Application for Authority shall have been filed by the Department of State of the State of New York.

THIRD: The name of the domestic constituent corporation, which is being merged into the surviving constituent corporation, and which is hereinafter sometimes referred to as the "merged constituent corporation", is The First of Long Island Corporation. The date upon which its certificate of incorporation was filed by the Department of State is February 8, 1984.

FOURTH: As to each constituent corporation, the plan of merger sets forth the designation and number of outstanding shares of each class and series, the specification of the classes and series entitled to vote on the plan of merger, and the specification of each class and series entitled to vote as a class on the plan of merger, as follows:

ConnectOne Bancorp, Inc. (the surviving constituent corporation)

Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class
Common stock, no par value per share	100,000,000	Not applicable	Not applicable

The First of Long Island Corporation (the merged constituent corporation)

Designation of each outstanding class and series of shares	Number of outstanding shares of each class	Designation of class and series entitled to vote	Classes and series entitled to vote as a class

Common stock, par value $0.10 per share	80,000,000	Not applicable	Not applicable

FIFTH:  (a)    The Merger was authorized in respect of the merged constituent corporation, by the vote of holders of the outstanding shares of the Common Stock of the merged constituent corporation entitled to vote on the Plan, having not less than the minimum requisite proportion of votes.

(b)    The Merger was authorized in respect of the surviving constituent corporation, by the vote of holders of the outstanding shares of the Common Stock of the surviving constituent corporation entitled to vote on the Plan, having not less than the minimum requisite proportion of votes.

SIXTH: The merger herein certified is permitted by the laws of the jurisdiction of incorporation of the surviving constituent corporation and is in compliance with said laws.

SEVENTH: The surviving constituent corporation agrees that it may be served with process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of the merged constituent corporation, for the enforcement of any liability or obligation of the surviving constituent corporation for which the surviving constituent corporation is previously amenable to suit in the State of New York, and for the enforcement, as provided in the Business Corporation Law of the State of New York, of the right of shareholders of the merged constituent corporation to receive payment for their shares against the surviving constituent corporation.

EIGHTH: The surviving constituent corporation agrees that, subject to the provisions of section 623 of the Business Corporation Law of the State of New York, it will promptly pay to the shareholders of the merged constituent corporation the amount, if any, to which they shall be entitled under the provisions of the Business Corporation Law of the State of New York relating to the rights of shareholders to receive payment for their shares.

NINTH: The surviving constituent corporation hereby designates the Secretary of State of the State of New York as its agent upon whom process against it may be served in the manner set forth in paragraph (b) of section 306 of the Business Corporation Law of the State of New York in any action or special proceeding. The post office address without the State of New York to which the said Secretary of State shall mail a copy of any process against the surviving corporation served upon him is: ConnectOne Bancorp, Inc., 301 Sylvan Avenue, Englewood Cliffs, New Jersey, 07632, Attn: Chief Executive Officer.

TENTH: Each of the constituent domestic corporations hereby certifies that all fees and taxes (including penalties and interest) administered by the Department of Taxation and Finance of the State of New York which are now due and payable by each constituent domestic corporation have been paid and a cessation franchise tax report (estimated or final) through the anticipated date of merger has been filed by each constituent domestic corporation. The said report, if estimated, is subject to amendment. The surviving foreign corporation agrees that it will within thirty days after the filing of the certificate of merger file the cessation tax report, if an estimated report was previously filed, and promptly pay to the Department of Taxation and Finance of the State of New York all fees and taxes (including penalties and interest), if any, due to the said Department of Taxation and Finance by each constituent domestic corporation.

ELEVENTH: The effective date of the merger herein certified, insofar as the provisions of the Business Corporation Law of the State of New York govern such effective date, shall be the [•] day of [•], 2024 .

Signed on the [•] day of [•], 2024 .

ConnectOne Bancorp, Inc.

By:
Frank Sorrentino III
Chairman & Chief Executive Officer

The First of Long Island Corporation

By:
Christopher Becker
President & Chief Executive Officer

Certificate of Merger

of

The First of Long Island Corporation,

A New York corporation

into

ConnectOne Bancorp, Inc.

A New Jersey corporation

Under Section 907 of the Business Corporation Law.

Filed by:	Windels Marx Lane & Mittendorf, LLP
(Name)

120 Albany Street Plaza FL 6
(Mailing address)
New Brunswick NJ 08901
(City, State and Zip code)

New Jersey Division of Revenue & Enterprise Services

Certificate of Merger/Consolidation

(Profit Corporations)

This form may be used to record the merger or consolidation of a corporation with or into another business entity or entities, pursuant to NJSA 14A. Applicants must insure strict compliance with the requirements of State law and insure that all filing requirements are met. This form is intended to simplify filing with the State Treasurer. Applicants are advised to seek out private legal advice before submitting filings to the Department of the Treasury, Division of Revenue & Enterprise Services office.

1.	Type of Filing (check one): X Merger ☐ Consolidation

2.	Name of Surviving Business Entity: ConnectOne Bancorp, Inc.

3.	Name(s)/Jurisdiction(s) of All Participating Business Entities including Surviving Entity:

	Identification # Assigned by
Name	Jurisdiction	(if applicable)

The First of Long Island Corporation	New York	Not Applicable

ConnectOne Bancorp, Inc.	New Jersey	0100181324

4.	Date Merger/Consolidation adopted: September , 2024

5. Voting:

(a)	Corp. Name: ConnectOne Bancorp, Inc Outstanding Shares: [_______________]

Voting For: [_______________]; Voting Against: [_______________]; Withheld: [_______________]

(b)	Corp. Name: The First of Long Island Corporation Outstanding Shares: [_______________]

Voting For: [_______________]; Voting Against: [_______________]; Withheld: [_______________]

The Merger was authorized in respect of each of ConnectOne Bancorp, Inc The First of Long Island Corporation, by the vote of holders of the outstanding shares of the Common Stock entitled to vote, in each case having not less than the minimum requisite proportion of votes.

6. Service of Process Address (For use if the surviving business entity is not authorized or registered by the State Treasurer: N/A

The surviving business entity agrees that it may be served with process in this State in any action, suit or proceeding for the enforcement of any obligation of any domestic or foreign corporation, previously amenable to suit in this State, which is a party to this merger/consolidation, and in any proceeding for the enforcement of the rights of a dissenting shareholder of such domestic corporation against the surviving corporation.

The Treasurer is hereby appointed as agent to accept service of process in any such action, suit, or proceeding which shall be forwarded to the surviving business entity at the Service of Process address stated above.

The Surviving Business Entity also agrees that it will promptly pay to the dissenting shareholders of any such domestic corporation the amount, if any, to which they may be entitled under the provisions of Title 14A.

[Remainder of Page Intentionally Blank]

7.	Effective Date (see inst.): [•] day of [•], 202[•] .

ConnectOne Bancorp, Inc. a New Jersey Corporation _____ __, 202_ By:__________________________________ Name: Title:	The First of Long Island Corporation a New York Corporation _____ __, 202_ By:__________________________________ Name: Title: